EXHIBIT 1
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                                     [LOGO]





                        THE DESCARTES SYSTEMS GROUP INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                  TO BE HELD ON
                                  JULY 9, 2002

                        THE DESCARTES SYSTEMS GROUP INC.
                  NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Shareholders (the "Meeting") of The Descartes System Group Inc. (the "Corporation") will be held on Tuesday, July 9, 2002, at The Design Exchange, 234 Bay Street, Toronto, Ontario at 4:30 p.m. (Toronto time) for the following purposes:

1. TO RECEIVE THE CONSOLIDATED FINANCIAL STATEMENTS OF THE CORPORATION FOR THE FISCAL YEAR ENDED JANUARY 31, 2002 AND THE AUDITORS' REPORT THEREON;

2.   TO ELECT DIRECTORS;

3. TO RE-APPOINT AUDITORS AND TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THEIR REMUNERATION; AND

4. TO TRANSACT SUCH FURTHER AND OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     The specific details of the foregoing matters to be put before the meeting are set forth in the Management Information Circular accompanying this Notice of Meeting.

     Shareholders are invited to attend the meeting. Registered shareholders who are unable to attend the meeting in person are requested to complete, date and sign the enclosed form of proxy and send it in the enclosed envelope or otherwise to the attention of the Proxy Department of Computershare Trust Company of Canada at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Facsimile no. (416) 981-9800. Non-registered shareholders who receive these materials through their broker or other intermediary should complete and send the form of proxy in accordance with the instructions provided by their broker or intermediary. To be effective, a proxy must be received by not later than 24 hours, Saturdays, Sundays and holidays excepted, prior to the time of holding of the Meeting or any adjournment thereof.

     Waterloo, Ontario, June 4, 2002.

                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           /s/ Paul Laufert
                                           PAUL LAUFERT
                                           CORPORATE SECRETARY

                        THE DESCARTES SYSTEMS GROUP INC.
--------------------------------------------------------------------------------

                         MANAGEMENT INFORMATION CIRCULAR

                                     FOR THE

                         ANNUAL MEETING OF SHAREHOLDERS

                              TUESDAY, JULY 9, 2002

--------------------------------------------------------------------------------

                             SOLICITATION OF PROXIES

     This management information circular (the "Circular") is furnished in connection with the solicitation by the management of The Descartes Systems Group Inc. (the "Corporation") of proxies to be used at the Corporation's annual meeting (the "Meeting") of holders of common shares of the Corporation (the "Common Shares") to be held on Tuesday, July 9, 2002 or at any adjournment thereof. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone by regular employees of the Corporation without special compensation, or by the Corporation's transfer agent, Computershare Trust Company of Canada ("Computershare"), at nominal cost. The cost of solicitation will be borne by the Corporation.

                      APPOINTMENT AND REVOCATION OF PROXIES

     The persons specified in the enclosed form of proxy are directors or officers of the Corporation. A shareholder desiring to appoint some other person to attend and act on his behalf at the Meeting may do so by inserting the name of such person in the blank space provided in the form of proxy or by completing another form of proxy.

     In the case of registered shareholders, the completed, dated and signed form of proxy should be sent in the enclosed envelope or otherwise to the attention of the Proxy Department of Computershare at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Facsimile no. (416) 981-9800. In the case of non-registered shareholders who receive these materials through their broker or other intermediary, the shareholder should complete and send the form of proxy in accordance with the instructions provided by their broker or other intermediary. To be effective, a proxy must be received not later than 24 hours, Saturdays, Sundays and holidays excepted, prior to the time of holding of the Meeting or any adjournment thereof. A person appointed as a proxy need not be a shareholder of the Corporation.

     A shareholder who has given a proxy may revoke it by depositing an instrument in writing signed by the shareholder or by the shareholder's attorney, who is authorized in writing, or by transmitting, by telephonic or electronic means, a revocation signed by electronic signature by the shareholder or by the shareholder's attorney, who is authorized in writing, to or to the attention of the Corporate Secretary of the Corporation at 120 Randall Drive, Waterloo, Ontario N2V 1C6, facsimile no. 519-746-9459 at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or in the case of any adjournment of the Meeting, the last business day preceding the day of the adjournment, or with the Chair of the Meeting on the day of, and prior to the start of, the Meeting or any adjournment thereof. A shareholder may also revoke a proxy in any other manner permitted by law.

                                VOTING OF PROXIES

     On any ballot that may be called for, shares represented by properly executed proxies in favour of the persons specified in the enclosed form of proxy will be voted for or against or withheld from voting in accordance with the specifications made therein. The enclosed form of proxy confers discretionary authority upon the persons specified therein with respect to amendments or variations to matters identified in the accompanying notice of meeting and with respect to other matters which may properly come before the Meeting. As of the date of this Circular, the management of the Corporation is not aware of any such amendment, variation or other matter to come before the Meeting.

                                  VOTING SHARES

     As at June 4, 2002, the Corporation had 52,241,265 Common Shares outstanding, each carrying the right to one vote per share. Any holder of Common Shares of record at the close of business on June 4, 2002 is entitled to vote the Common Shares registered in his or her name at that date except to the extent that such shareholder has subsequently transferred any such shares and the transferee of those shares establishes his or her ownership of such shares and demands, not later than 10 days before the day of the Meeting, that his or her name be included in the list of shareholders prepared for the Meeting. In such case, the transferee is entitled to vote such shares at the Meeting.

     Under normal conditions, confidentiality of voting is maintained by virtue of the fact that proxies and votes are tabulated by the Corporation's transfer agent. However, such confidentiality may be lost as to any proxy or ballot if a question arises as to its validity or revocation or any other like matter. Loss of confidentiality may also occur if the directors decide that disclosure is in the interest of the Corporation or its shareholders.

                       PRINCIPAL HOLDERS OF VOTING SHARES

     The following table sets out the shareholders who, as of June 4, 2002, to the knowledge of the directors and officers of the Corporation, beneficially own, directly or indirectly, or exercise control or direction over, more than 10% of the votes attached to the outstanding Common Shares:

------------------------------------------------------------------------------
NAME OF SHAREHOLDER     APPROXIMATE NUMBER OF     % OF TOTAL COMMON SHARES
                         COMMON SHARES OWNED      OUTSTANDING ON JUNE 4, 2002
--------------------   -----------------------   -----------------------------
Laketon Investment
Management Limited          5,951,505(1)                     11.39%
--------------------   -----------------------   -----------------------------
PRIMECAP Management
Company                     5,655,400(2)                     10.83%
------------------------------------------------------------------------------
1 As reported by Laketon Investment Management Limited in its Early Warning Report under National Instrument 62- 103 dated October 10, 2001, filed with Canadian provincial securities administrators on November 26, 2001.
2 As reported by PRIMECAP Management Company in its Schedule 13G filing dated October 31, 2001 under the U.S. Securities Exchange Act of 1934, filed with the U.S. Securities and Exchange Commission on November 13, 2001.

                              ELECTION OF DIRECTORS

     The number of directors to be elected at the Meeting is five. Under the by-laws, directors of the Corporation are elected annually. Each director will hold office until the next annual meeting or until the successor of such director is duly elected, unless such office is earlier vacated in accordance with the by-laws.

     In the absence of a contrary instruction, the persons named in the enclosed form of proxy intend to vote for the election as directors of the nominees whose names are set forth below, each of

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
whom has been a director since the month indicated below opposite his name, if at all. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.

     The following table sets forth information regarding each person proposed to be nominated for election as a director, including the number of Common Shares owned beneficially, directly or indirectly, or over which control or direction was exercised, by such person or the person's associates or affiliates at the date of this Circular.

                                                                                          COMMON
PROPOSED NOMINEE           PRINCIPAL OCCUPATION                     BECAME DIRECTOR      SHARES(1)
-----------------------    -------------------------------------    -----------------    -----------
PETER SCHWARTZ             Chairman and Co-Chief Executive          February 1996        612,604(4)
Waterloo, Ontario          Officer of the Corporation

JOHN ALBRIGHT (2),(3)      President of J.L. Albright               November 1996         52,298(5)
Toronto, Ontario           Venture Partners Inc.

JAMES BALSILLIE(2)         Chairman and Co-Chief Executive          November 1996         55,122(6)
Kitchener, Ontario         Officer of Research in Motion Limited

CHRIS HEWAT(3)             Partner, Blake, Cassels & Graydon LLP    June 2000              1,000(7)
Toronto, Ontario

DR. STEPHEN M. WATT(2),(3) Professor and Chairman, Department of    June 2001                  0(8)
London, Ontario            Computer Science, University of
                           Western Ontario

1 The information as to shares beneficially owner or over which control or direction is exercised, not being within the knowledge of the Corporation, has been furnished by the respective proposed nominees individually.
2    Member of the Audit Committee.
3    Member of the Compensation Committee.
4    Mr. Schwartz also has options to acquire 187,000 Common Shares.
5    Mr. Albright also has options to acquire 53,500 Common Shares.
6    Mr. Balsillie also has options to acquire 53,500 Common Shares.
7    Mr. Hewat also has options to acquire 53,500 Common Shares.
8    Dr. Watt also has options to acquire 53,500 Common Shares.

                           RE-APPOINTMENT OF AUDITORS

     At the Meeting, the holders of Common Shares will be requested to re-appoint Deloitte & Touche LLP, Chartered Accountants, as auditors of the Corporation to hold office until the next annual meeting of shareholders or until a successor is appointed, and to authorize the Board of Directors to fix the auditor's remuneration. Deloitte & Touche LLP, Chartered Accountants have been the auditors of the Corporation since the fiscal year ended January 31, 1997.

     In the absence of a contrary instruction, the persons specified in the enclosed form of proxy intend to vote for the re-appointment of Deloitte & Touche LLP, Chartered Accountants, as auditors of the Corporation to hold office until the next annual meeting of shareholders or until a successor is appointed and to authorize the Board of Directors to fix their remuneration.

                                    CURRENCY

     In this Circular, unless otherwise specified or the context otherwise requires, all references to "$" and "US$" are to U.S. dollars and all references to "Cdn.$" are to Canadian dollars. All currency amounts have

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
been converted into U.S. dollars at the closing foreign exchange rate on January 31, 2002. At that date, the exchange rate was US$1.00 = Cdn.$1.5873.

                             EXECUTIVE COMPENSATION

1.   SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding compensation earned during the Corporation's last three fiscal years by the Chief Executive Officer of the Corporation and the four most highly compensated executive officers of the Corporation during the fiscal year ended January 31, 2002 (collectively, the "Named Executive Officers").

                                                                                                  LONG TERM
                                                                                                  COMPENSATION
                                                                                                  AWARDS
                                                              ANNUAL COMPENSATION(1)           ----------------
                                                     ---------------------------------------   SECURITIES UNDER
                                FISCAL YEAR ENDED                                                 OPTIONS
NAME AND PRINCIPAL POSITION       JANUARY 31,        SALARY ($)    BONUS ($)       OTHER ($)     GRANTED (#)
---------------------------     -----------------    ----------    ---------       ---------   ----------------
Peter Schwartz                        2002            269,585            --         10,155          60,000
   Chairman and Co-Chief              2001            251,901            --         18,554              --
   Executive Officer(2)               2000            228,279            --         12,633              --

Aivars Lode                           2002            119,806       112,920          1,530          33,000
   Former Group President(3)          2001            170,767       131,763          5,023          33,880
                                      2000             89,391            --         23,191         176,500

Willem Galle                          2002            189,000            --          2,042              --
   Vice-Chairman(4)                   2001            190,909            --          2,058              --
                                      2000            184,060            --          1,749         200,000

Art Mesher                            2002            189,000            --          1,963          15,000
   Executive Vice-President,          2001            191,936            --          1,865              --
   Corporate Strategy and Business    2000            193,691            --          1,774              --
   Development

Colley Clarke                         2002            170,826        17,000          2,042         110,000
   Executive Vice-President, Finance  2001            150,110        16,792         10,564          12,000
   & Chief Financial Officer          2000                 --            --             --         150,000(5)

1    All compensation not paid in U.S. dollars has been converted into U.S.
     dollars.
2 Mr. Schwartz was Chairman and Chief Executive Officer throughout the fiscal year ended January 31, 2002. Mr. Schwartz was appointed Chairman and Co-Chief Executive Officer of the Corporation in February 2002. Manuel Pietra was appointed Co-Chief Executive Officer and President of the Corporation in February 2002.
3    Mr. Lode's employment with the Corporation terminated in September 2001.
4 Mr. Galle was Chief Operating Officer of the Corporation until August 20, 2002, at which point he was appointed President and Chief Operating Officer of the Corporation. Mr. Galle was appointed Vice-Chairman of the Corporation in February 2002 at which point he resigned his other offices.
5    Mr. Clarke was granted options on January 31, 2000.

2.   OPTION GRANTS DURING THE YEAR ENDED JANUARY 31, 2002

     The following table sets forth information regarding grants of options to acquire Common Shares made by the Corporation to each of the Named Executive Officers during the fiscal year ended January 31, 2002.

                                     % OF TOTAL
                                       OPTIONS                       MARKET VALUE
                                      GRANTED TO                    OF SECURITIES
                   SECURITIES         EMPLOYEES      EXERCISE OR      UNDERLYING
                 UNDER OPTIONS        IN FISCAL       BASE PRICE    OPTIONS ON THE        EXPIRATION
NAME              GRANTED (#)           YEAR         ($/SECURITY)  DATE OF GRANT ($)         DATE
--------------   -------------       -----------     ------------  -----------------     ------------
Peter Schwartz       60,000             5.2%            12.44           12.44            March 6, 2008
Aivars Lode          33,000             2.9%            12.44           12.44            March 6, 2008
Art Mesher           15,000             1.3%            12.44           12.44            March 6, 2008
Colley Clarke       100,000             8.7%            12.44           12.44            March 6, 2008
                     10,000             0.9%            10.33           10.33            April 5, 2008

3. OPTIONS EXERCISED DURING THE YEAR ENDED JANUARY 31, 2002 AND OPTIONS HELD AT JANUARY 31, 2002

     None of the Named Executive Officers exercised options during the fiscal year ended January 31, 2002 except as set out in the table below. The following table sets forth information regarding the value of unexercised options held by the Named Executive Officers at January 31, 2002.

                   SECURITIES
                    ACQUIRED       AGGREGATE            UNEXERCISED OPTIONS        VALUE OF UNEXERCISED IN-THE MONEY
                  ON EXERCISE    VALUE REALIZED           AT END OF PERIOD              OPTIONS AT END OF PERIOD
                  -----------    --------------   -------------------------------   -------------------------------
                                                  EXERCISABLE       UNEXERCISABLE   EXERCISABLE       UNEXERCISABLE
NAME                  (#)             ($)             (#)                (#)            ($)                ($)
--------------    -----------    --------------   -----------       -------------   -----------       -------------
Peter Schwartz       50,000         757,890         157,838             29,162        135,411             114,825
Aivars Lode          38,450         205,550         202,455                  0            210                   0
Willem Galle         50,000         559,440         333,336             66,664        138,600                   0
Art Mesher           50,000         559,440         479,020             15,000        331,961                   0
Colley Clarke        18,333          99,759         124,999            116,668              0                   0

4.   EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT

     The Corporation has an employment agreement with each of the Named Executive Officers. Such contracts provide that if the Named Executive Officer is terminated without cause the Corporation shall give the Named Executive Officer three months' notice or pay the Named Executive Officer three months' salary in lieu thereof in addition to any severance payment. If the Named Executive Officer becomes disabled and is consequently terminated or if the Named Executive Officer is terminated without cause, the Corporation shall also pay the Named Executive Officer a severance payment varying between 6 and 24 months' base salary and depending, in certain cases, on the Named Executive Officer's length of service.

     Each Named Executive Officer has been granted options to purchase Common Shares that in the event of either a "Change in Control" of the Corporation (as defined in each Named Executive Officer's respective option agreement) or the termination without cause of the Named Executive Officer's employment with the Corporation, become fully exercisable to the extent not previously fully vested and expire no later than six months after such event.

     Mr. Lode's employment with the Corporation terminated in September 2001. Mr. Lode received a payment from the Corporation of $175,000 less withholding taxes in respect of notice and severance pursuant to the terms of his employment agreement.

5.   REPORT ON EXECUTIVE COMPENSATION

     It is the responsibility of the Compensation Committee to make recommendations to the Board of Directors relating to the compensation of the chief executive officer of the Corporation (the "CEO") and the members of the Board of Directors.

     The Corporation's compensation program for executive officers of the Corporation, including the CEO, consists of three main components: (i) salary and benefits; (ii) the short-term incentive program; and (iii) the long-term incentive program.

     The short-term incentive program is designed to reward the achievement of specific current fiscal year and operating targets. Executive officers and key employees of the Corporation are eligible for participation in the short-term incentive program. Bonuses under the short-term incentive program are earned upon achievement of target revenue and operating results and other key corporate objectives established at the outset of the fiscal year, subject to adjustment to reflect any special or unusual circumstances affecting the Corporation during the fiscal year.

     The third component of the compensation program, the long-term incentive program in the form of the Corporation's Stock Option Plan, is intended to align the interests of the Corporation's employees, including its executive officers, with those of the Corporation's shareholders, rewarding employees for their contribution to the creation of shareholder value. The Stock Option Plan is administered by the Board of Directors. The amount and the terms of outstanding options to purchase Common Shares are taken into account when determining whether and how many new option grants may be made.

     The Corporation's compensation scheme for its executive officers places greater weight on long-term incentive than on annual salary, with the result that executive officers' salaries are generally below industry average levels while stock options granted to executive officers provide the potential for overall compensation exceeding industry average levels. This relative emphasis has enabled the Corporation to offer competitive compensation to attract and retain executive officers that it considers to have superior skills and experience, while allowing it to preserve cash resources.

     In the fiscal year ended January 31, 2002 ("fiscal 2002"), the compensation package of the CEO, which has the same components as the compensation program described above, was reviewed by the Committee. The Committee considered all factors that it deemed relevant, including the financial performance of the Corporation, the duties, responsibilities and performance of the CEO, and current compensation levels. Reference was also made to the compensation of chief executive officers of a group of companies with comparable businesses and revenues. The CEO's existing level of salary was determined to be significantly below the median for these comparable companies. At the commencement of fiscal 2002, the CEO held options to purchase a number of Common Shares representing approximately 0.5% of the Common Shares then outstanding, which was also determined to be significantly below the median for option grants to the chief executive officers of these companies. The Committee further considered that this relative level of compensation had been maintained as the Corporation had grown in large part as a result of the CEO, who holds a significant number of Common Shares, deferring from requesting that the amount of his personal compensation be reconsidered by the Board of Directors, thereby enhancing the Corporation's ability to offer competitive compensation packages to other executive officers of the Corporation.

     Based on its consideration of the foregoing, the Committee determined that the CEO's compensation continue to be weighted to a greater extent to long-term than short-term incentives through the grant of stock options, in order to closely align the CEO's incentives with the interests of the Corporation's shareholders. The Committee recommended that the CEO's salary be increased by 9.5% to a level that remains below the median for the comparable companies considered. In addition, the Committee recommended that the CEO receive a grant of options under the Stock Option Plan to purchase 60,000 Common Shares at an exercise price of $12.44 per share. This grant of options represented a replenishment of options to purchase 50,000 Common Shares previously granted to the CEO that were due to expire on January 30, 2002, and an additional grant to purchase 10,000 Common Shares in lieu of payment of a bonus of $70,000 that the CEO had earned for the year ended January 31, 2001. The CEO's entitlement under the Corporation's short-term incentive program was based on the Corporation's performance in fiscal 2002 against the same fiscal year and operating targets as applicable to other executive officers of the Corporation with responsibility for those targets. In light of the Corporation's performance, no bonus was payable to the CEO under this program for fiscal 2002.

     The CEO's compensation for fiscal 2002, the details of which are set forth in the Summary Compensation Table, was approved by the Board of Directors of the Corporation in accordance with the recommendations of the Committee.

     Submitted by the Compensation Committee            Mr. Chris Hewat (Chair)
                                                        Mr. John Albright
                                                        Mr. Stephen Watt

6.   PERFORMANCE GRAPH

     The following graph compares the change in the cumulative shareholder return on the Common Shares compared to the total cumulative total return on the TSX 300 Composite Index and the TSX 300 Technology Software Subgroup Index for the period from the date that the Common Shares were first listed on The Toronto Stock Exchange (the "TSX"), January 21, 1998, to January 31, 2002 based on the price of the Common Shares, assuming a Cdn.$100 investment on January 21, 1998.






                               [PERFORMANCE GRAPH]






                     JAN 21/98   JAN 30/98  JULY 31/98  JAN 29/99  JULY 30/99  JAN 31/00  JULY 31/00 JAN 31/01  JULY 31/01 JAN 31/02
                     ---------   ---------  ----------  ---------  ----------  ---------  ---------- ---------  ---------- ---------
ACTUAL DATA (CDN. $)
Descartes (DSG)          7.00        7.00       8.90       13.00       6.60       45.00      46.90      42.05      20.85       9.90
TSX 300 Composite
Index                 6494.57     6700.20    6931.43     6730.00    7081.03     8481.11  10,406.31    9321.87    7689.69    7648.49
TSX Technology
Software Subgroup
Index                 2029.65     2157.21    2170.07     2295.03    1905.53     3958.12    2830.47    2074.43    1232.86    1271.06


NOMINAL DATA (CDN.$)
Descartes (DSG)           100         100        127         186         94         643        670        601        298        141
TSX 300 Composite
Index                     100         103        107         104        109         131        160        144        118        118
TSX Technology
Software Subgroup Index   100         106        107         113         94         195        139        102         61         63

7.   COMPENSATION OF DIRECTORS

     During the fiscal year ended January 31, 2002, the directors of the Corporation were not paid any cash compensation for serving as directors other than reimbursement of travel and other expenses incurred in fulfilling their duties as directors. During the fiscal year ended January 31, 2002, none of the directors of the Corporation were granted options under the Corporation's Stock Option Plan other than Dr. Stephen Watt who, following his election to the Board of Directors in June 2001, received a grant of options to acquire 10,000 Common Shares.

     Based on a review of board compensation practices, and in consideration of the need and desirability of compensating outside directors appropriately for the time and effort expended and the responsibilities assumed in their capacity as directors, the Board of Directors adopted a formal policy for compensation of outside directors effective February 1, 2002. Pursuant to this policy, outside directors of the Corporation are compensated with an annual cash retainer of Cdn.$7,500 and a fee for each meeting of the Board or any committee thereof attended of Cdn$500 per meeting. In addition, outside board members are entitled to options granted in accordance with the Corporation's Stock Option Plan, with a limit on total Common Shares subject to options granted to outside directors of 1% of the outstanding Common Shares. In accordance with this policy, each outside director was granted options to purchase 43,500 Common Shares at a price of $5.04 per share vesting over a period of five years from the date of the grant. Directors of the Corporation are entitled to be reimbursed for expenses incurred by them in their capacity as directors. Directors of the Corporation who are also officers or employees of the Corporation are not paid any amount as a result of their serving as directors of the Corporation.

8.   DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     Prior to June 2001, the Corporation maintained directors' and officers' liability insurance in the total amount of $15,000,000, which required the Corporation to pay a deductible of up to $200,000 for each claim and aggregate annual premiums of $200,000. In June 2001, this coverage was increased for a six month period to a total coverage amount of $25,000,000, with the same deductibles but an additional premium for this period of $61,100. In January 2002, the directors' and officers' liability insurance policy was renewed for a fifteen month period with a total coverage amount of $25,000,000, which requires the Corporation to pay a deductible of up to $200,000 for each claim and premiums for this period of $621,212.


                     INDEBTEDNESS OF DIRECTORS AND OFFICERS

     No director or officer or any of their respective associates or affiliates is or has been indebted to the Corporation or its subsidiaries at any time since the beginning of the most recently completed financial year of the Corporation.


                   STATEMENT OF CORPORATE GOVERNANCE PRACTICES

     In February 1995, the TSX adopted as a listing requirement that every listed company incorporated in Canada or a Province of Canada disclose on an annual basis its approach to corporate governance with reference to the TSX's guidelines for effective corporate governance (the "Guidelines"). The Guidelines, which are not mandatory, contain recommendations with respect to the constitution of boards of directors and committees of the board, their functions, their independence from management and other procedures for ensuring sound corporate governance. In April 2002, the TSX announced proposed amendments to the Guidelines for comment, with anticipated application to issuers with fiscal years ending on and after December 31, 2002. The Corporation is reviewing the proposed amendments to the Guidelines pending their finalization and adoption.

     The Corporation's Board of Directors and senior management consider good corporate governance to be central to the effective and efficient operation of the Corporation. The following is a summary of the current system of corporate governance established by the Corporation.

1.   MANDATE OF THE BOARD

     The mandate of the Board of Directors is to supervise the management of the business and affairs of the Corporation and to act with a view to the best interests of the Corporation. In fulfilling its mandate, the Board, among other matters, is responsible for:

     i. reviewing, at the beginning of each fiscal year, the business plan and financial goals of the Corporation as well as longer term strategic plans prepared and elaborated by management and, throughout the year, monitoring the achievement of the objectives set;

     ii. ensuring that it is properly informed, on a timely basis, of all important issues and developments involving the Corporation and its business environment;

     iii. ensuring the implementation of appropriate systems or plans to manage the important issues and developments involving the Corporation;

     iv.  overseeing the Corporation's strategic direction; and

     v. appointing senior management and monitoring key executive performance and business results.

2.   COMPOSITION OF THE BOARD

     The Board is currently composed of five members. The Board believes that four directors are "unrelated directors" and one is a "related director" within the meaning of the Guidelines. Only one director is a member of management. The Guidelines define an "unrelated director" as one who is free from any interest or any business or other relationship which could, or could reasonably be perceived to, materially interfere with his ability to act with a view to the best interests of the Corporation, other than interests arising from shareholding. The "related" director is Peter Schwartz, Chairman and Co-Chief Executive Officer of the Corporation. Mr. Schwartz owns a substantial number of Common Shares of the Corporation. One of the unrelated directors, Mr. Chris Hewat, is also a partner of the law firm Blake, Cassels & Graydon LLP, which receives fees for legal services provided to the Corporation.

     In determining whether a particular director is a "related director" or an "unrelated director", the Board of Directors examined the factual circumstances of each director and considered them in the context of other relevant factors.

3.   COMMITTEES OF THE BOARD

     The Guidelines recommend that committees of the Board of Directors should generally be composed of outside (non-management) directors, a majority of whom are unrelated directors. The Board of Directors currently has two committees, the Audit Committee and the Compensation Committee. The Guidelines also recommend the establishment of a Corporate Governance Committee; however, the Board of Directors has determined, due to the size of the Board, that it is not necessary at this time to establish a separate Corporate Governance Committee. The Board, as a whole, develops the Corporation's approach to governance issues. The committees, their mandates and membership are outlined below:

AUDIT COMMITTEE

     As of the last day of the fiscal year ended January 31, 2002, the Audit Committee was composed of three unrelated directors, Mr. John Albright (Chair), Mr. James Balsillie and Dr. Stephen Watt. The Audit Committee is responsible for:

     o meeting periodically with management and the independent auditors to discuss the Corporation's financial reporting practices and procedures and its systems of internal accounting controls;

     o reviewing the planned scope of examinations by independent auditors and their findings and recommendations; and

     o reviewing the annual and interim consolidated financial statements and related reports to shareholders.

     The Audit Committee met four times during the fiscal year ended January 31, 2002.

     On June 12, 2000, the Board adopted a written Audit Committee Charter setting out the scope of the Audit Committee's responsibilities and membership requirements. The Audit Committee Charter was adopted to comply with Nasdaq rules established in December 1999 respecting the composition and functioning of audit committees. A copy of the Audit Committee Charter is attached to this Circular as Appendix "A".

COMPENSATION COMMITTEE

     As of the last day of the fiscal year ended January 31, 2002, the Committee was composed of three unrelated directors: Mr. Chris Hewat (Chair); Mr. John Albright; and Dr. Stephen Watt. The Compensation Committee is responsible for:

     o reviewing, assessing and proposing any changes to the compensation of the co-CEOs; and

     o reviewing, assessing and proposing any changes to the compensation of the individual members of the Board of Directors.

     The Compensation Committee met once during the fiscal year ended January 31, 2002.

4.   DECISIONS REQUIRING BOARD APPROVAL

     The Board of Directors does not have a formal policy setting out which specific matters must be brought by management to the Board of Directors for approval; however, there is a clear understanding between management and the Board that all transactions or matters of a material nature must be presented by management for approval.

5.   BOARD RECRUITMENT

     Due to the size of the Board of Directors, it is able to deal with recruitment of new members as a whole rather than by committee. Management and the Board consider it an ongoing obligation to evaluate Board performance and identify needed skill sets and potential candidates.

6.   BOARD PERFORMANCE

     The Corporation has a relatively small Board of Directors. The process for assessing on-going performance is informal but effective. The Board believes that its relatively small size provides for more effective decision making than that achievable by a larger Board.

7.   SHAREHOLDER COMMUNICATIONS

     The Corporation has adopted a disclosure policy approved by the Board of Directors that is designed to assist the Corporation in meeting its objective of providing timely, consistent and credible dissemination of information, consistent with disclosure requirements under applicable securities law. A disclosure committee comprised of members of management is responsible for overseeing the Corporation's disclosure practices. The Chief Financial Officer of the Corporation is responsible for investor relations functions. Inquiries from shareholders and investment analysts are promptly responded to by the Chief Financial Officer or by others active in investor relations.

8.   BOARD EXPECTATIONS OF MANAGEMENT

     It is the Board of Directors' expectation that members of management will carry out their duties and discharge their responsibilities with professionalism and integrity, with a view to achieving the Corporation's objectives and enhancing shareholder value.

                               DIRECTORS' APPROVAL

     The contents and the sending of this Circular have been approved by the Board of Directors of the Corporation. A copy of this Circular has been sent to each director of the Corporation, each shareholder entitled to notice of the Meeting and to the auditors of the Corporation.

     Dated as of June 4, 2002.


                                                        /s/ Paul Laufert
                                                        Paul Laufert,
                                                        Corporate Secretary

                                  APPENDIX "A"
                                  ------------

                        The Descartes Systems Group Inc.

                             Audit Committee Charter



Adopted by the Board of Directors on June 12, 2000

A.   PURPOSE AND SCOPE

     The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Corporation to the Securities and Exchange Commission ("SEC"), the Corporation's stockholders or to the general public, and (ii) the Corporation's internal financial and accounting controls.

B.   COMPOSITION

     The Committee shall be comprised of a minimum of three directors as appointed by the Board of Directors, who shall meet the independence and audit committee composition requirements under any rules or regulations of The Nasdaq National Market, as in effect from time to time, and each such director shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgement as a member of the Committee.

     All members of the Committee shall either (i) be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement, or (ii) be able to do so within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     The Board of Directors may appoint one member who does not meet the independence requirements set forth above and who is not a current employee of the Corporation or an immediate family member of such employee if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required in the best interests of the Corporation and its stockholders. The Board of Directors shall disclose in the next proxy statement after such determination the nature of the relationship and the reasons for the determination.

     The members of the Committee shall be elected by the Board of Directors at the meeting of the Board of Directors following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C.   RESPONSIBILITIES AND DUTIES

     To fulfil its responsibilities and duties the Committee shall:

Document Review
---------------

1. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually (and update this Charter if and when appropriate).

Independent Accounting Firm
---------------------------

2. Recommend to the Board of Directors, the selection of the independent accounting firm, and approve the fees and other compensation to be paid to the independent accounting firm. The Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, when warranted, replace such independent accounting firm (or to recommend such replacement for stockholder approval in any proxy statement).

3. On an annual basis, receive from the independent accounting firm a formal written statement identifying all relationships between the independent accounting firm and the Corporation consistent with Independence Standards Board ("ISB") Standard 1. The Committee shall actively engage in a dialogue with the independent accounting firm as to any disclosed relationships or services that may impact its independence. The Committee shall take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the independent accounting firm.

4. On an annual basis, discuss with representatives of the independent accounting firm the matters required to be discussed by Statement on Auditing Standards ("SAS") 61, as it may be modified or supplemented.

5. Meet with the independent accounting firm prior to the audit to review the planning and staffing of the audit.

6. Evaluate the performance of the independent accounting firm and recommend to the Board of Directors any proposed discharge of the independent accounting firm when circumstances warrant. The independent accounting firm shall be ultimately accountable to the Board of Directors and the Committee.

Financial Reporting Processes
-----------------------------

7. In consultation with the independent accounting firm and management, review annually the adequacy of the Corporation's internal financial and accounting controls.

Compliance
----------

8. To the extent deemed necessary by the Committee, it shall have the authority to engage outside counsel and/or independent accounting consultants to review any matter under its responsibility.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

                                     [LOGO]


                        THE DESCARTES SYSTEMS GROUP INC.
                             Corporate Headquarters
                                120 Randall Drive
                        Waterloo, Ontario N2V 1C6 Canada
                               Tel: (519) 746-8110
                            Toll Free (800) 419-8495
                               Fax: (519) 747-0082
                            eMail: info@descartes.com

                                www.descartes.com

                        THE DESCARTES SYSTEMS GROUP INC.
                                  Form of proxy
               This proxy is solicited on behalf of the management
            of the Corporation for the Annual Meeting of Shareholders
                           to be held on July 9, 2002

The undersigned holder of common shares ("Common Shares") of The Descartes Systems Group Inc. (the "Corporation") hereby revokes any proxy previously given and appoints Peter J. Schwartz, Chairman and Co- Chief Executive Officer of the Corporation, or, failing him, Paul Laufert, Executive Vice-President, Corporate Development and Corporate Secretary of the Corporation, or instead of either of them, ________________________________ as the nominee and proxy of the undersigned, with full power of substitution to attend, vote the Common Shares represented by this proxy and otherwise act for the undersigned at the annual meeting (the "Meeting") of the shareholders of the Corporation on July 9, 2002 and at any adjournment thereof and on every ballot that may take place in consequence thereof to the same extent and with the same power as if the undersigned were personally present at the Meeting or adjournment thereof, with the authority to vote at the proxyholder's discretion except as otherwise specified below. Without limiting the general powers hereby conferred, the undersigned hereby directs the proxyholder to vote the Common Shares represented by this proxy in the following manner:

     (a) VOTE or WITHHOLD FROM VOTING (or, if not specified, VOTE) FOR the election of the persons nominated as directors of the Corporation as listed in the accompanying management information circular.

     (b) VOTE or WITHHOLD FROM VOTING (or, if not specified, VOTE) FOR the reappointment of Deloitte & Touche LLP, Chartered Accountants, as auditors of the Corporation and the authorization of the Board of Directors to fix their remuneration and in their discretion to vote on amendments or variations to matters identified in the Notice of Meeting or such other matters which may properly come before the Meeting.

If no choice is specified in the proxy with respect to a particular matter identified in the Notice of Meeting, the person(s) designated by management of the Corporation in this proxy will vote the shares represented by the proxy in favour of such matters.

Each holder of Common Shares has the right to appoint a person (who need not be a shareholder of the Corporation) other than the persons designated by the management of the Corporation to attend and act on the holder's behalf at the Meeting. Such right may be exercised by inserting the name of the person to be appointed in the space provided, or by completing another proper form of proxy.

In the case of registered shareholders, this proxy or such other form of proxy should be completed, dated and signed, and sent in the enclosed envelope or otherwise to the attention of the proxy Department of Computershare Trust Company of Canada at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Fax (416) 981-9800. In the case of nonregistered shareholders who receive these materials through their broker or other intermediary, this proxy or such other form of proxy should be completed and sent in accordance with the instructions provided by their broker or other intermediary. To be effective, a proxy must be received by Computershare Trust Company of Canada not later than 24 hours, Saturdays, Sundays and holidays excepted, prior to the holding of the Meeting or any adjournment thereof.

DATED the ____ day of ______, 2002.


__________________________________
Signature of Shareholder

__________________________________
Name of Shareholder (Please Print)



                (IMPORTANT, READ NOTES ON REVERSE BEFORE SIGNING)

Notes
-----

1. The signature of the Shareholder on this proxy must be exactly the same as the name in which the Common Shares are registered.

2. If this proxy is not dated in the space provided, it shall be deemed to bear the date on which it was mailed by or on behalf of the Corporation.

3. This proxy must be signed by the Shareholder or the Shareholder's attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.